EXHBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Hudson Holding Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of June 30, 2008.

/s/ Michael J. Meagher
Michael J. Meagher, in his capacity as a
member of The Seaport Group LLC and a
trustee of The Seaport Group, LLC Profit
Sharing Plan

/s/ Stephen C. Smith
Stephen C. Smith, in his capacity as a
member of The Seaport Group LLC and a
trustee of The Seaport Group, LLC Profit
Sharing Plan